MUTUAL NONDISCLOSURE AGREEMENT

     THIS MUTUAL NONDISCLOSURE AGREEMENT (this “Agreement") is made as of December 2, 2003 by and between Compass Group USA, Inc., a Delaware corporation (“Compass"), and Creative Host Services, Inc., a California corporation (“Creative Host").

     1.     Purpose. Compass and Creative Host wish to explore a potential business combination (a “Transaction”) in connection with which each may disclose its Confidential Information to the other. Each party is willing to furnish such information to the other only for the purpose of evaluating such business combination and only pursuant to the terms of this Agreement.

     2.     Definitions. As used in this Agreement:

     A party’s “Associates” shall include such party’s subsidiaries and other affiliates and the respective directors, officers, employees, agents, representatives, consultants, accountants, attorneys, and financial or other advisors of such party and its affiliates.

     “Confidential Information” means (i) any information that relates, directly or indirectly to the business or operations of the disclosing party or any predecessor entity, subsidiary or affiliate of the disclosing party (including but not limited to, information concerning technical data, know-how and other intellectual property rights, developments, inventions, processes, designs, drawings, engineering, product plans, products, services, employees, suppliers, customers, markets, software, hardware configuration information, marketing, finances, projections, budgets, notes, analyses or studies and all tangible and intangible embodiments thereof of any kind whatsoever, whether conveyed in writing or orally) that is or has been conveyed or made available to the receiving party or any Associate of the receiving party by or on behalf of the disclosing party or any Associate of the disclosing party, (ii) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the receiving party or any Associate of the receiving party and that contains, reflects or interprets or is based directly or indirectly upon any information of the type referred to in clause “(i)” of this sentence, (iii) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(i)” of this sentence has been made available to the receiving party or any of its Associates, and (iv) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the receiving party and the disclosing party, and the proposed terms of any such transaction. Notwithstanding the foregoing, Confidential Information shall include all information which due to its nature would cause a reasonable person to know that it is confidential and proprietary to the disclosing party. Confidential Information does not include information, technical data or know-how which: (i) is in the possession of the receiving party at the time of disclosure as shown by the receiving party’s files and records immediately prior to the time of disclosure; provided that the source of such information was not bound by a confidentiality agreement with respect to such information or was not otherwise in violation of any applicable legal requirement with respect to the disclosure of such information; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result

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of any inaction or action of the receiving party or its Associates; (iii) is approved for release by the disclosing party in writing; or (iv) is independently developed by the receiving party without knowledge of the disclosing party’s Confidential Information.

     “Person” shall mean any individual, corporation, limited liability company, partnership, or other business entity, tribunal or governmental authority.

     3.     Nondisclosure of Confidential Information.

          (a)  Each of Compass and Creative Host agrees to maintain in trust and confidence the Confidential Information disclosed to it by the other party or its Associates, and not to use such Confidential Information for its own use or for any purpose except solely to carry out discussions concerning, and the undertaking of, any negotiated business combination between the parties approved by the board of directors of each of the parties (“Negotiated Transaction"). Neither party will disclose any Confidential Information of the other party to third parties except those Associates of such party who are required to have the information in order to carry out the discussions conduct due diligence and other activities related to the contemplated Negotiated Transaction. Each party has informed or will inform those Associates of such party to whom Confidential Information of the other party is disclosed or who have access to Confidential Information of the other party of the existence of this Agreement and such party’s obligations under this Agreement with respect to Confidential Information. A breach of the terms of this Agreement by any Associate of a party shall be deemed a breach of this Agreement by such party. Each party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other party in order to prevent it from falling into the public domain or the possession of Persons other than those Persons authorized hereunder to have any such information, which measures shall include the degree of care that either party utilizes to protect its own Confidential Information of a similar nature. Each party agrees to notify promptly the other party in writing of any misuse or misappropriation of such Confidential Information of the other party which may come to its attention.

          (b)  Neither this Agreement nor any action taken prior to or in connection with this Agreement will give rise to any obligation on the part of Compass or Creative Host (i) to engage in any discussions or negotiations with the other party or with any of the other party’s Associates or (ii) to pursue or enter into any transaction of any nature with the other party. Each party acknowledges that neither the other party nor any of its Associates makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, or that it has provided the other party with all of the information such party has requested. Except as may be provided in a definitive written agreement with respect to a Negotiated Transaction between the parties, if any, (A) Creative Host agrees that neither Compass nor its Associates shall have any liability to Creative Host or any of its Associates resulting from the use of the Confidential Information by Creative Host or its Associates or their reliance thereon, and (B) Compass agrees that neither Creative Host nor its Associates shall have any liability to Compass or any of its Associates resulting from the use of the Confidential Information by Compass or its Associates or their reliance thereon. Each party agrees that unless and until a definitive written agreement with respect to a Negotiated Transaction has been executed and delivered (if ever), neither party is under any legal obligation or liability of any kind whatsoever

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with respect to any transaction between the parties whatsoever (including, but not limited by virtue of any written or oral expressions of interest by their respective Associates), other than the parties’ obligations to each other under this Agreement.

     4.     Mandatory Disclosure.

          (a)  In the event that Compass or its Associates become legally compelled under the United States securities laws or as may be required by the Securities and Exchange Commission or in a proceeding before a court, arbitrator or administrative agency to disclose (A) any portion of the Confidential Information of Creative Host, (B) that such Confidential Information has been made available to Compass or its Associates, (C) that discussions or negotiations between Creative Host, Compass and their respective Associates are taking place, or (D) any of the terms, conditions or other facts with respect to any transaction between the parties hereto, including the status thereof, Compass will, and will direct its Associates to, provide Creative Host with prompt written notice (to the extent permitted by law) of such legal compulsion and its intent to disclose any Confidential Information of Creative Host, and shall delay disclosure, if and to the extent practicable and permitted by law, until Creative Host has had an opportunity to seek a protective order or other appropriate remedy or to waive compliance by Compass and/or its Associates with the relevant provisions of this Agreement; provided, that no such delay or waiver shall be required as to any disclosure that Compass is advised by its counsel that it is then required to make under applicable law. Compass also agrees, to the extent permitted by law, to provide Creative Host, reasonably far in advance of making any such disclosure, with copies of any Confidential Information that it intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with Creative Host, at the expense of Creative Host, in order to seek to obtain a protective order, if available, and to take any other legally available steps to limit such disclosure. In the event that a protective order or other remedy is not obtained in such a proceeding, or Creative Host fails to waive compliance with the relevant provisions of this Agreement, Compass agrees that it will, and will cause its Associates to, disclose only that Confidential Information of Creative Host which its counsel advises (except that no advice of counsel shall be required in the case of oral testimony where (X) it is impracticable to obtain such advice and (Y) counsel has advised the testifying witness of the obligations imposed by this Section 4 prior to his or her testimony) is legally required to be disclosed and will exercise its best efforts, and will cause its Associates to exercise their best efforts, at the request and expense of Creative Host, to cooperate with Creative Host to obtain reliable assurance that confidential treatment will be accorded the Confidential Information which is so disclosed.

          (b)  In the event that Creative Host or its Associates become legally compelled under the United States securities laws or as may be required by the Securities and Exchange Commission or in a proceeding before a court, arbitrator or administrative agency to disclose (A) any portion of the Confidential Information of Compass, (B) that such Confidential Information has been made available to Creative Host or its Associates, (C) that discussions or negotiations between Creative Host, Compass and their respective Associates are taking place, or (D) any of the terms, conditions or other facts with respect to any transaction between the parties hereto, including the status thereof, Creative Host will, and will direct its Associates to, provide Compass with prompt written notice (to the extent permitted by law) of such legal compulsion

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and its intent to disclose any Confidential Information of Compass, and shall delay disclosure, if and to the extent practicable and permitted by law, until Compass has had an opportunity to seek a protective order or other appropriate remedy or to waive compliance by Creative Host and/or its Associates with the relevant provisions of this Agreement provided, that no such delay or waiver shall be required as to any disclosure that Creative Host is advised by its counsel that it is then required to make under applicable law. Creative Host also agrees, to the extent permitted by law, to provide Compass, reasonably far in advance of making any such disclosure, with copies of any Confidential Information that it intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with Compass, at the expense of Compass, in order to seek to obtain a protective order, if available, and to take any other legally available steps to limit such disclosure. In the event that a protective order or other remedy is not obtained in such a proceeding, or Compass fails to waive compliance with the relevant provisions of this Agreement, Creative Host agrees that it will, and will cause its Associates to, disclose only that Confidential Information of Compass which its counsel advises (except that no advice of counsel shall be required in the case of oral testimony where (X) it is impracticable to obtain such advice and (Y) counsel has advised the testifying witness of the obligations imposed by this Section 4 prior to his or her testimony) is legally required to be disclosed and will exercise its best efforts, and will cause its Associates to exercise their best efforts, at the request and expense of Compass, to cooperate with Compass to obtain reliable assurance that confidential treatment will be accorded the Confidential Information which is so disclosed.

          (c)  Notwithstanding anything herein to the contrary, any party to this Agreement (and any Associate of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of the public announcement of discussions relating to the Transaction, if any, (y) the date of the public announcement of the Transaction, if any and (z) the date of the execution of an agreement to enter into the Transaction, if any and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws, provided, however, that neither party (nor its Associates) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the Transaction.

     5.     Return of Materials. Promptly upon request by the disclosing party, the receiving party will, and will cause its Associates to, deliver to the disclosing party any written Confidential Information of the disclosing party and all copies or modifications thereof, except for that portion of the Confidential Information which consists of analyses, compilations, studies or other documents prepared by the receiving party or its Associates, without retaining any copy thereof. That portion of the Confidential Information or any modification thereof which consists of analyses, compilations, studies or other documents prepared by the receiving party or its Associates and that is not returned to the other party shall be destroyed and no copy thereof shall be retained and such receiving party shall certify in writing that such destruction has occurred. Notwithstanding the foregoing, legal counsel to each of Compass and Creative Host may retain one copy of all Confidential Information possessed by such legal counsel for their records.

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     6.     No License Granted; Privileged Information. Nothing in this Agreement is intended to grant any rights to either party under any patent, copyright, trade secret or other intellectual property right nor shall this Agreement grant either party any rights in or to the other party’s Confidential Information, except the limited right to review such Confidential Information solely for the purposes of determining whether to enter into the proposed business relationship between the parties. To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidentiality Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

     7.     Nonpublicity. The existence and the terms of this Agreement, the transactions contemplated hereby, and the existence and nature of the discussions between the parties shall be maintained in confidence by the parties hereto and by their respective Associates and shall not be disclosed to any third party. Neither party hereto shall take, or cause to be taken, any action which might require the other party to make a public announcement regarding the transactions contemplated under this Agreement. By executing and delivering this agreement each of Creative Host and Compass confirms to the other that it is aware and that its Associates have been advised that the federal and state securities laws prohibit any person who possesses material, non-public information about a company from purchasing or selling securities of such company, so long as such information remains material and non-public.

     8.     Mutual Nonsolicitation. Creative Host and Compass each covenants and agrees that for a period expiring one (1) year after the date of this Agreement, the parties will not directly or indirectly solicit, induce, recruit or encourage any then-current employees of the other party that they came in contact with in connection with their consideration of the Transaction to terminate their employment, or attempt to solicit, induce or recruit such specified employees of the other party. The publication of advertisements in newspapers and/or other publications of general circulation (including trade publications) shall not in any event be deemed a violation of any provision of this Agreement so long as such advertisements do not specifically target any above-referenced employee of Creative Host or Compass.

     9.     Standstill Provisions. During the one-year period commencing on the date of this letter agreement (the “Standstill Period"), except pursuant to a Negotiated Transaction, neither Compass nor any of Compass’s Associates will, in any manner, directly or indirectly:

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(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Creative Host or any securities of any subsidiary or other affiliate of Creative Host, (ii) any acquisition of any assets of Creative Host or any assets of any subsidiary or other affiliate of Creative Host, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Creative Host or any subsidiary or other affiliate of Creative Host, or involving any securities or assets of Creative Host or any securities or assets of any subsidiary or other affiliate of Creative Host, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Creative Host;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Creative Host;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Creative Host;

(d) take any action that might require Creative Host to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f) assist, induce or encourage any other Person to take any action of the type referred to in clauses “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h) publicly request or propose that Creative Host or any of Creative Host’s Associates amend, waive or consider the amendment or waiver of any provision set forth in this Section 9.

     Notwithstanding this Section 9, if (a)(i) the Board of Directors of Creative Host approves a transaction with any person and (ii) such transaction would result in such person beneficially owning more than 50% of the outstanding voting securities of Creative Host or all or substantially all of Creative Host’s assets, or (b) any person or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, shall have commenced or publicly announced its intention to commence a tender or exchange offer for more than 50% of the outstanding voting securities of Creative Host, or any securities convertible into more than 50% of the outstanding voting securities of Creative Host, or any options, warrants or other rights to acquire more than 50% of the outstanding voting securities of Creative Host, then Compass or any of Compass’s Associates shall not be prohibited thereafter from taking any of the actions described in this Section 9.

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     The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this letter agreement.

     10.     Term. The covenants and commitments of either party in this Agreement shall survive any termination of discussions between the parties, and shall continue for a period of two (2) years following the date of this Agreement.

     11.     Successors and Assigns; Waiver and Amendment. The provisions of this Agreement shall inure to the benefit of and be binding upon Creative Host, Compass and their respective affiliates, successors and assigns, including any successor to Creative Host or Compass of substantially all of Creative Host’s or Compass’ assets or business, by merger, consolidation, purchase of assets, purchase of stock or otherwise. No failure or delay by either party or any of its Associates in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of each of the parties and that refers specifically to the particular provision or provisions being waived or amended.

     12.     Dispute Resolution and Governing Law. Should any dispute between the parties arise under this Agreement, Compass and Creative Host, through appropriately senior persons, shall first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within thirty days of the time the dispute arises.

          If no resolution is reached, Compass and Creative Host shall, within forty-five days of the first meeting, attempt to settle the dispute by formal mediation. If the parties cannot agree upon the appointment of a mediator and the place of the mediation within sixty days of the first meeting, the mediation shall be administered by the American Arbitration Association in Wilmington, Delaware with the parties splitting the cost of the mediator.

          If no resolution is reached in mediation, the dispute shall be resolved by binding arbitration before a three-arbitrator panel, administered by the American Arbitration Association.

          This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and shall be binding upon the parties hereto in the United States and worldwide.

          Notwithstanding the foregoing dispute resolution and governing law provisions, Compass and Creative Host shall each retain the right to seek judicial injunctive and other equitable relief, as provided in Section 13, where appropriate.

     13.     Remedies; Severability. Each party agrees that its obligations hereunder are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages may be inadequate to compensate the other party for any breach by either party of any covenants and agreements set forth herein. Accordingly, each party

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agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party shall be entitled to injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages. Each party also agrees that it will not seek and agrees to waive any requirement for the securing or posting of a bond in connection with the aggrieved party’s obtaining of equitable relief pursuant to this Section 13. The equitable remedies referred to above will not be deemed to be the exclusive remedy for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     14.     Complete Agreement. This Agreement constitutes the entire agreement between Compass and Creative Host regarding the subject matter hereof and supersedes any prior agreement between the parties hereto, including the Confidential Disclosure Agreement dated August 21, 2003, regarding the subject matter hereof.

     15.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

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     In witness whereof, the parties have executed this Agreement as of the day and year first above written.

Compass Group USA, Inc.

By:	/s/ C. Palmer Brown

Title:	VP Corporate Development

Creative Host Services, Inc.

By:	/s/ Sayed Ali

Title:	President

[SIGNATURE PAGE TO MUTUAL NONDISCLOSURE AGREEMENT]